INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant       |X|
Filed by a party other than
 the registrant               |_|

Check the appropriate box:
|_|  Preliminary proxy statement             |_|  Confidential, for use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              HRPT PROPERTIES TRUST
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   |X|  No fee required.
   |_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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   |_|  Fee paid previously with preliminary materials:

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   |_| Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                              HRPT PROPERTIES TRUST

                                400 Centre Street
                           Newton, Massachusetts 02458

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 1999

To the Shareholders of HRPT Properties Trust

     Notice is hereby given that the Annual Meeting of Shareholders of HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), will be held at 9:30 A.M. on Tuesday, May 11, 1999, at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, for the following purposes:

   1. To elect two Trustees in Group I of the Company's Board of Trustees.

   2. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Trustees has fixed the close of business on March 22, 1999 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting.


                                          By Order of the Board of Trustees,


                                          DAVID J. HEGARTY, Secretary



March 31, 1999

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                              HRPT PROPERTIES TRUST

                                400 Centre Street
                           Newton, Massachusetts 02458

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held on Tuesday, May 11, 1999

                               ----------------

                                  INTRODUCTION


     A Notice of the Annual Meeting of Shareholders (the "Meeting") of HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), is set forth on the preceding page, and there is enclosed herewith a form of proxy solicited by the Board of Trustees of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the Trustees and officers of the Company may solicit proxies personally or by telephone or telegram. This proxy statement is being first sent to shareholders on or about March 31, 1999, together with a copy of the Annual Report to Shareholders for the year ended December 31, 1998 (including audited financial statements of the Company).

     Only shareholders of record as of the close of business on March 22, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting and/or any adjournment thereof. The outstanding shares of beneficial interest of the Company on the Record Date entitled to vote consisted of 131,893,126 common shares of beneficial interest, $.01 par value per share (the "Common Shares"). The holders of the outstanding Common Shares are entitled to one vote per Common Share.

     All Common Shares represented by valid proxies received by the Company prior to the Meeting will be counted for purposes of determining the presence of a quorum and will be voted as specified in the proxies. If no specification is made by the shareholder, the Common Shares will be voted FOR the proposal set forth below. The proposal set forth below requires the affirmative vote of a majority of the Common Shares issued and outstanding. Abstentions are considered present for purposes of determining a quorum. A shareholder marking the proxy "Withhold" will not be counted as voting in favor of any nominee for Trustee. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting his or her Common Shares in person.

Item 1. Election of Trustees in Group I of the Board of Trustees.

     The number of Trustees of the Company is currently fixed at five and the Board of Trustees is currently divided into three groups, with two Trustees in Group I, two Trustees in Group II and one Trustee in Group III. Trustees in each Group are elected to three-year terms.

     The business of the Company is conducted under the general direction of the Board of Trustees as provided by the Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), and the Amended and Restated Bylaws of the Company and the laws of the State of Maryland, the state of the Company's organization on October 9, 1986.

     Three of the Trustees, Bruce M. Gans, M.D., the Rev. Justinian Manning, C.P. and Patrick F. Donelan are the Company's "Independent Trustees," that is, Trustees who are not otherwise affiliated with the Company, REIT Management & Research, Inc., a Delaware corporation which is the Company's investment advisor ("RMR"), or any other person or entity that holds in excess of 8.5% of the issued and outstanding Common Shares of the Company. The Independent Trustees also comprise the Audit Committee of the Board of Trustees. The Audit Committee meets with the Company's independent auditors to discuss the procedures for conducting, and the results of, audits of the Company's financial records, and recommends to the Board of Trustees the hiring or retention of independent auditors. The Company does not have a Compensation Committee or a Nominating Committee.

     During 1998, the Board of Trustees held eight meetings and the Audit Committee of the Board of Trustees held three meetings. Each Trustee attended 75% or more of the total number of meetings of the Board and any Committee of which he was a member.

     Each Independent Trustee receives an annual fee of $20,000 for services as a Trustee, plus $500 for each meeting of the Board or Board Committee attended by such Trustee. The Chairperson of the Audit Committee receives an additional $2,000 annually; such position rotates annually among the Independent Trustees. Each Independent Trustee also receives an annual grant of 500 Common Shares under the Company's 1992 Incentive Share Award Plan (the "Plan"). The Company reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees of the Company. The Company has also agreed to pay any Independent Trustee who brings a property to the attention of the Company a fee equal to one percent of any investment made by the Company in the property. No fees have been earned to date by any Independent Trustee with respect to any investments by the Company.

     The present Trustees in Group I are Bruce M. Gans, M.D. and Barry M. Portnoy. The term of the Group I Trustees elected at the Meeting will expire at the Company's 2002 Annual Meeting of Shareholders. To be elected, each nominee for Trustee of the Company must receive the vote of a majority of the Common Shares issued and outstanding. It is the intention of the persons authorized by the enclosed proxy to nominate and vote for Dr. Gans and Mr. Portnoy as Group I Trustees. RMR, which has voting control over 2,463,366 Common Shares, HRPT Advisors, Inc. ("Advisors"), an affiliate of RMR which owns 1,134,372 Common Shares directly and Gerard M. Martin and Barry M. Portnoy who each own 44,851 Common Shares directly (totaling approximately 2.8% of the Common Shares outstanding and entitled to vote at the Meeting) intend to vote in favor of the election of Dr. Gans and Mr. Portnoy as the Group I Trustees. The principal occupations for the past five years and ages as of the Record Date of Dr. Gans and Mr. Portnoy are as follows:

BRUCE M. GANS, M.D. Age: 52

     Effective April 5, 1999, Dr. Gans will be Senior Vice President for Continuing Care and Chairman of Physical Medicine and Rehabilitation at the North Shore Long Island Jewish Health System, and Professor of Physical Medicine and Rehabilitation at the Albert Einstein College of Medicine. From 1989 through March 26, 1999, Dr. Gans was a Professor and Chairman of the Department of Physical Medicine and Rehabilitation at Wayne State University and a Senior Vice President of the Detroit Medical Center. Dr. Gans has served on the Board as a Group I Trustee since October 1995, when he was elected to fill a vacancy on the Board of Trustees.

BARRY M. PORTNOY Age: 53

     Barry M. Portnoy has been a Managing Trustee of the Company since its organization in 1986. Mr. Portnoy served as a Director of Horizon Healthcare Corporation ("HHC") until his resignation in July 1996. Mr. Portnoy is Chairman of RMR and a Director and 50% shareholder of RMR, Connecticut Subacute Corporation ("CSC") and Connecticut Subacute Corporation II ("CSCII"), a Director and 33% shareholder of each of Vermont Subacute Corporation ("VSC") and New Hampshire Subacute Corporation ("NHSC") and a Managing Trustee of Hospitality Properties Trust ("HPT"), a New York Stock Exchange listed real estate investment trust which invests in hotels. Mr. Portnoy is an attorney and was a partner of the law firm of Sullivan & Worcester LLP, counsel to the Company, from 1978 through March 31, 1997, and was Chairman of that firm from 1994 to his retirement in 1997.

     In addition to Dr. Gans and Mr. Portnoy, the following persons currently serve on the Board of Trustees or serve as executive officers of the Company. Their principal occupations for the last five years and their ages as of the Record Date are as follows:

PATRICK F. DONELAN Age: 56

     Mr. Donelan has been a Director of Dresdner Kleinwort Benson since 1998 and has since 1996 been an Executive Vice President of Dresdner Kleinwort Benson North America LLC, a New York-based banking institution which is a subsidiary of Dresdner Bank AG of Germany. Prior to 1996, Mr. Donelan was Chairman of Kleinwort Benson North America, Inc., a subsidiary of Kleinwort Benson Ltd. of England, which was acquired by Dresdner Bank AG in 1995. Mr. Donelan was elected to the Board of Trustees in 1998 to fill a vacancy. Mr. Donelan is the Group III Trustee; his term will expire at the 2001 Annual Meeting of Shareholders.

REV. JUSTINIAN MANNING, C.P. Age: 72

     The Reverend Justinian Manning, C.P., has been, since September 1990, the pastor of St. Gabriel's parish in Brighton, Massachusetts. He is also on the Board of Directors of Charlesview, a low and moderate income housing program. He is past Treasurer and a former Director of St. Paul's Benevolent, Educational and Missionary Institute, a New Jersey corporation, which oversees foundations in Massachusetts, Connecticut, New York, Pennsylvania, Maryland and Florida and the Institute's Overseas Missions. He was formerly on the Board of Directors of St. Paul's Monastery Manor, in Pittsburgh, Pennsylvania, a congregate housing facility. He belonged to the Provincial Council of the Passionist Provincialate and is the former Director of Consolidation for the Community. The Reverend Manning is a Group II Trustee; his term will expire at the 2000 Annual Meeting of Shareholders.

GERARD M. MARTIN Age: 64

     Mr. Martin is a Managing Trustee of the Company. Mr. Martin is a private investor in real estate and has been a Trustee of HRP since its organization in 1986. Mr. Martin served as a Director of HHC until his resignation in July 1996. Mr. Martin has been active in the health care and real estate industries for more than 25 years as a manager, developer and builder. Mr. Martin is also a Director and 50% shareholder of each of RMR, CSC and CSCII, a Director and 33% shareholder of each of VSC and NHSC and a Managing Trustee of HPT. Mr. Martin is a Group II Trustee; his term will expire at the 2000 Annual Meeting of Shareholders.

DAVID J. HEGARTY Age: 42

     David J. Hegarty, a Certified Public Accountant, joined the Company in July 1987 as Treasurer, became Executive Vice President in July 1993 and became the President and Chief Operating Officer of the Company in April 1994. Mr. Hegarty has also been the Secretary of the Company since 1987. In December 1997, he became a Director, President, Chief Operating Officer and Secretary of RMR. Also in December 1997, Mr. Hegarty became Treasurer and Secretary of Advisors where since 1994 he had been a Director, President, Chief Operating Officer and Secretary. From 1985 to 1987, Mr. Hegarty was an audit manager with Ernst & Young LLP, the Company's independent auditors.

AJAY SAINI Age: 39

     In April 1995, Ajay Saini, a Certified Public Accountant, became the Treasurer of the Company and in August 1995 also became Chief Financial Officer. From July 1993 to December 1997, he was Vice President and Chief Accounting Officer of Advisors. From June 1990 to July 1993, Mr. Saini served as Controller of Advisors. In April 1995, he became Treasurer of Advisors. In December 1997, Mr. Saini became a Vice President of RMR. Prior to joining Advisors, Mr. Saini was employed by Ernst & Young LLP, the Company's independent auditors.

JOHN A. MANNIX Age: 43

     John A. Mannix became Executive Vice President of the Company in May 1998. Mr. Mannix has served in various capacities with RMR and its affiliates since 1989. Prior to 1989, Mr. Mannix was employed by Grubb & Ellis, a national real estate brokerage and service firm. Mr. Mannix is a member of the Urban Land Institute and the Greater Boston Real Estate Board's Real Estate Finance Association.

DAVID M. LEPORE Age: 38

     David M. Lepore is the Senior Vice President of the Company responsible for building operations, leasing and acquisition diligence. Mr. Lepore has been employed in various capacities by RMR and its affiliates since 1992. Prior to 1992, he was employed by The Beacon Companies. Mr. Lepore is a member of the Building Owners and Managers Association and is a Certified Real Property Administrator.

     There are no family relationships among any Trustees and executive officers of the Company. Executive officers serve at the will of the Board of Trustees.


                                OTHER INFORMATION

Compensation of Executive Officers

     The Company does not have any employees; services which otherwise would be provided by employees are performed by RMR. Payments by the Company to RMR for services during 1998 are described in "Certain Relationships and Related Transactions."

     Except with respect to incentive share awards, the Company has not paid and has no current plans to pay compensation to its executive officers. RMR, which conducted the day-to-day operations of the Company during 1998, compensated Messrs. Martin, Portnoy, Hegarty, Saini, Mannix and Lepore in connection with their services to RMR and to the Company. The following table provides summary long-term compensation information for restricted share awards made for the past three years to executive officers of the Company:


                           SUMMARY COMPENSATION TABLE

                                                   Restricted
                                                     Share
      Name and Principal Position         Year     Awards(1)
      ---------------------------         ----     ---------
David J. Hegarty .....................   1998       $68,913
 President and Chief Operating Officer   1997       $55,688
 (chief executive officer)               1996       $51,750

Ajay Saini ...........................   1998       $46,563
 Treasurer and Chief Financial Officer   1997       $37,125
                                         1996       $34,500

John A. Mannix (2) ...................   1998       $23,281
 Executive Vice President

David M. Lepore (2) ..................   1998       $23,281
 Senior Vice President


----------------
(1) All incentive share awards have been granted pursuant to the Plan and provide that one third of each annual incentive share award vests immediately upon grant and one third vests on each of the first and second anniversaries of the grant. In the event any executive officer who has been granted an incentive share award ceases to perform the duties of an executive officer of the Company during the vesting period of such award, the Common Shares which have not yet vested may be repurchased by the Company for nominal consideration, unless vesting of Common Shares is accelerated by the Board of Trustees. At December 31, 1998, the aggregate 20,700, 10,500, 2,250 and 2,250 Common Shares granted as annual incentive share awards under the Plan to Messrs. Hegarty, Saini, Mannix and Lepore, respectively, had a value of $289,800, $147,000, $31,500 and $31,500 respectively, based upon a $14.00 per share closing price for the Common Shares as reported on the New York Stock Exchange on that date. Vested and unvested

    Common Shares are entitled to dividends as declared by the Company. The dollar amounts shown in the table represent the number of restricted Common Shares awarded during the year shown which have vested or continue to be subject to vesting multiplied by the closing price for the Common Shares on the New York Stock Exchange on the date of grant.


(2) New officer in 1998.

Compensation Committee Interlocks and Insider Participation

     The Company does not have a standing Compensation Committee; rather, a committee comprised of the Company's Independent Trustees (Dr. Gans, the Rev. Manning and Mr. Donelan) makes recommendations for grants of Common Shares under the Plan, and such recommendations are acted upon by the full Board of Trustees (Dr. Gans, the Rev. Manning and Messrs. Donelan, Martin and Portnoy). Barry M. Portnoy, a member of the Board of Trustees, is a former partner in the firm of Sullivan & Worcester LLP, counsel to the Company.


Performance Graph--Comparison of Cumulative Total Return

     The graph below shows, for the years indicated, the Company's cumulative total shareholder return on its Common Shares (assuming a $100 investment on December 31, 1993) as compared with (a) the National Association of Real Estate Investment Trust, Inc.'s index of all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ/National Market System (NAREIT) and (b) the Standard & Poor's 500 Index. The comparison assumes all dividends are reinvested and, in the case of the Company, that the reinvestment occurred on the dividend payment date.



[LINE GRAPH PLOT POINTS]

                       HRP         NAREIT         S&P 500 INDEX
1993                  100           100               100
1994                   99           101               101
1995                  132           119               139
1996                  169           162               171
1997                  190           192               228
1998                  144           156               294



Executive Compensation Report

     HRPT Properties Trust (the "Company") developed and implemented its 1992 Incentive Share Award Plan (the "Plan") in May 1992 in recognition of the following circumstances. First, the Company's Common Shares are primarily a yield vehicle for shareholders and do not appreciate in value in the same manner as other equity securities. Therefore, a conventional stock option plan would not provide appropriate incentives for the Company's management. Second, because the executive officers of the Company are employees of its investment advisor and not of the Company, and receive their salary compensation from its advisor, the Trustees wished to establish a vehicle which would, among other things, (a) foster a continuing identity of interest between management of the Company and its shareholders, and (b) recognize that the Company's executive officers perform certain duties on behalf of the Company, primarily with regard to shareholder relations and investor communications, which fall outside of the services covered by the advisory contract between the Company and its advisor. In granting incentive share awards, the Trustees consider factors such as the amount and terms of restricted Common Shares previously granted to executive officers and the amount of time spent and complexity of the duties performed by executive officers on behalf of the Company, speaking at Company conferences, road shows and making additional presentations, interfacing with analysts and preparing and distributing shareholder reports, materials, statements and other information. The Trustees have imposed vesting restrictions and may impose other conditions on the granted Common Shares, which may further promote continuity of management.

     In 1998, Mr. Hegarty, President and Chief Operating Officer of the Company, received a grant of 3,700 Common Shares under the Plan, 1,234 of which vested immediately upon grant and 1,233 of which will vest on each of the first and second anniversaries of the date of the grant. In 1998, Mr. Saini, Treasurer and Chief Financial Officer of the Company, received a grant of 2,500 Common Shares under the Plan, 834 of which vested immediately upon grant and 833 of which will vest on each of the first and second anniversaries of the date of the grant. In 1998, Mr. Mannix, Executive Vice President of the Company received a grant of 1,250 Common Shares under the Plan, 416 of which vested immediately upon grant and 417 of which will vest on each of the first and second anniversaries of the date of the grant. In 1998, Mr. Lepore, Senior Vice President of the Company, received a grant of 1,250 Common Shares under the Plan, 416 of which vested immediately upon grant and 417 of which will vest on each of the first and second anniversaries of the date of grant. The determination of the number of Common Shares granted to Messrs. Hegarty, Saini, Mannix and Lepore was not specifically based on an estimate of the Company's performance, but instead was based on the relationship of the fair market value of the Common Shares so granted, on the number of Common Shares previously granted to each such individual, and on the Board's opinion as to the value of the "outside" services to the Company, as discussed above, performed by these officers.

                                        BOARD OF TRUSTEES


                                        Patrick F. Donelan
                                        Bruce M. Gans, M.D.
                                        Rev. Justinian Manning, C.P.
                                        Gerard M. Martin
                                        Barry M. Portnoy

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to the beneficial ownership of the Common Shares by each person known to the Company to be the beneficial owner of more than 5% of the Common Shares, each Trustee and officer, and all officers and Trustees of the Company as a group, as of the Record Date. The address of each of the Trustees and current officers of the Company is c/o HRPT Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.


                                                                              Beneficial Ownership
                                                                             ----------------------
                                                                                Number
                             Name and Address                                 of Shares     Percent
--------------------------------------------------------------------------   -----------   --------
Patrick F. Donelan(1) ....................................................          500         *
Bruce M. Gans(1) .........................................................        1,500         *
David J. Hegarty(2) ......................................................       23,000         *
David M. Lepore ..........................................................        2,250         *
Rev. Justinian Manning, C.P.(1) ..........................................        3,500         *
John A. Mannix(3) ........................................................        2,421         *
Gerard M. Martin(4) ......................................................    3,642,589       2.8%
Barry M. Portnoy(4) ......................................................    3,642,589       2.8%
Ajay Saini(5) ............................................................       11,018         *
All executive officers and Trustees as a group (nine persons) (2)(3)(4)(5)    3,731,629       2.8%

----------------
* Less than 1% of the Company's outstanding Common Shares.


(1) Each of the Independent Trustees receives annual grant of 500 Common Shares as part of his annual compensation.

(2) Includes 2,300 Common Shares held jointly by Mr. Hegarty and his wife.

(3) Includes shares acquired under the Company's Dividend Reinvestment Plan.

(4) Advisors, which is wholly owned by Messrs. Martin and Portnoy, owns 1,134,372 Common Shares directly. Solely in its capacity as successor voting trustee of a voting trust agreement, RMR, which is also wholly owned by Messrs. Martin and Portnoy, exercises voting control over 1,000,000 Common Shares owned by AMS Properties, Inc. and pledged to the Company to secure the obligations of Mariner Post-Acute Network, Inc. and its affiliates to the Company. RMR also exercises voting control as proxy over 1,463,366 Common Shares owned by Mr. John F. Chapple, III. Mr. Martin and Mr. Portnoy each own 44,851 Common Shares directly.

(5) Includes 500 Common Shares in Mr. Saini's IRA account and approximately 18 Common Shares held by Mr. Saini as custodian for his minor daughter. Mr. Saini disclaims beneficial ownership of the Common Shares held on behalf of his daughter.


Certain Relationships and Related Transactions

     Messrs. Martin and Portnoy are principal shareholders of CSC, CSCII, NHSC and VSC (collectively the "Subacute Entities"). The Subacute Entities are borrowers/mortgagors or lessees of the Company. The Company has extended a $4 million line of credit to CSC until June 30, 1999. At December 31, 1998, there was $1 million outstanding under this agreement. In addition, the Company agreed to fund $1 million for improvements to the properties leased to CSC. At December 31, 1998, $760,547 had been funded under this agreement. The lease and loan transactions with the Subacute Entities are based on market terms and are generally similar to the Company's lease and mortgage agreements with unaffiliated companies. The former president of the Company, Mr. Mark Finkelstein, is the president of the Subacute Entities. Rent and interest paid to the Company by the Subacute Entities was $13.7 million in 1998.

     The Company has entered into an advisory agreement with RMR (the "Advisory Agreement"), under which RMR provides investment and administrative services to the Company. RMR is owned by Messrs. Martin and Portnoy. The Advisory Agreement provides, for an annual base advisory fee equal to 0.70% of the Company's Average Invested Capital, as defined in the Advisory Agreement, up to $250 million, and 0.50% of Average Invested Capital equal to or exceeding $250 million; and an annual incentive fee, calculated on the basis of 15% of the increase in funds from operations from the prior year on a fully diluted basis, but no more than $.01 per fully diluted Common Share outstanding. All incentive fees which may be earned by RMR will be paid in Common Shares. The base advisory fee paid to RMR for fiscal year 1998 was $13.6 million, of which approximately $511,300 was attributable to investments in the Subacute Entities. The incentive fee award for fiscal year 1998 was $1.4 million, paid by the issuance of approximately 89,702 Common Shares, having a market value at December 31, 1998 of $1.3 million.

     Effective January 1, 1998, the Company also entered into a property management agreement with RMR (the "Property Management Agreement"), under which RMR provides property management services for the Company's multi-tenant, government-leased and other office buildings. Fees paid to RMR under the Property Management Agreement are based on a formula (generally 3% of gross collected rents as an annual management fee and 5% of gross construction costs as a construction management fee) relating to the buildings under its management. Effective January 1, 1998, the Company entered into a parking operation management agreement (the "Parking Management Agreement") pursuant to which Garage Management, Inc. ("GMI"), a Delaware corporation owned by Messrs. Martin and Portnoy, provides parking management services for garages associated with certain of the Company's properties. Under the Parking Management Agreement, the Company has agreed to pay GMI a monthly management fee of 3% of gross monthly parking receipts. The Company paid RMR, GMI and their affiliates $6.7 million in total management fees in 1998.

     Until March 31, 1997, Mr. Portnoy was a partner in the firm of Sullivan & Worcester LLP, counsel to the Company and to HPT, RMR, the Subacute Entities, GMI and affiliates of each of the foregoing, and in 1998 Mr. Portnoy received payments from that firm in respect of his retirement.

     Messrs. Martin and Portnoy each have material interests in the transactions between the Company and each of the Subacute Entities, RMR, Advisors and GMI. To the extent that the terms of the Company's investments in properties owned or leased by the Subacute Entities have been somewhat negotiated among related parties, they have not been determined on an arm's length basis. Investment terms, however, have been based upon independent appraisals of the properties, where available, but the Company has historically placed a greater emphasis on what it believes to be more determinative factors such as cash flow available for rent and debt service. All existing business relationships between the Company, on the one hand, and RMR, Advisors, the Subacute Entities, GMI and/or their affiliates, on the other hand, have been approved by, and, unless and until any such company no longer has relationships with the Company or its affiliates which are the same or similar to those described above, all such future relationships will be submitted for approval by, majority vote of the Independent Trustees.

     Mr. Donelan is a Director of Dresdner Kleinwort Benson and an Executive Vice President of Dresdner Kleinwort Benson North America LLC, the agent and a lender under the Company's revolving bank credit facility. The Company uses the facility for interim acquisition funding and for working capital borrowings. In 1998, the facility was expanded to permit borrowings up to $500 million and its maturity was extended to 2002. The facility provides for interest on advances at LIBOR plus a spread, as well as for certain alternate interest rates, and the lenders and agents under the facility are entitled to receive certain fees.

   Certain Litigation.

     As previously disclosed, in early 1995 the Company commenced an action in Florida state court to collect on a secured indemnity agreement from a former tenant and mortgagor, together with certain related parties (collectively, the "Former Tenant"). In May 1995 the Former Tenant filed a counterclaim and third-party complaint against the Company and others including Messrs. Martin and Portnoy, Advisors and Sullivan & Worcester LLP, seeking, among other things, to set aside the indemnity agreement and to recover substantial damages. After a Massachusetts state court ordered the dispute to arbitration and a Florida court stayed further proceedings pending arbitration, the Former Tenant brought a separate action against the Company in the United States District Court for the District of Massachusetts and realleged many of the same allegations made in the counterclaims and third-party complaints previously brought by them in response to the Company's original action, and adding allegations of violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and violations of 18 U.S.C. [sec]1962 (RICO). In September 1996, the United States District Court for the District of Massachusetts ordered the case brought by the Former Tenant dismissed and all disputes between the Former Tenant and the Company referred to arbitration.

     The arbitration is proceeding, and although the amount of damages claimed by the Former Tenant is material, all claims of the Former Tenant against the Company were dismissed in January of this year, except a basic claim for common law fraud, which is scheduled for trial before the arbitrators in October 1999. The arbitrators' ruling, dismissing all but one claim against the Company, both narrows substantially the scope of claims pending against the Company and diminishes greatly the risk of the Former Tenant being able to hold the Company liable for (i) attorneys fees and costs, or (ii) multiple damages, should the Former Tenant prevail on its sole remaining claim against the Company. The Company continues to pursue its indemnity claims in the arbitration.

     As the Company has previously disclosed, certain related cases have also been filed by creditors or assignees of the Former Tenant. The amounts of damages claimed by the creditors or assignees of the Former Tenant are material. The Company will defend the claims of the creditors or assignees of the Former Tenant in these related proceedings, currently pending in Massachusetts Superior Court. The outcome of the arbitration and the related pending claims and proceedings cannot be predicted.

     The Declaration of Trust provides that Trustees of the Company shall be indemnified in certain circumstances by the Company in connection with claims asserted against them by reason of their status, subject to various limitations contained in the Declaration of Trust. Were Messrs. Martin and Portnoy to be held liable in the proceedings described above, they may have a claim for indemnification from the Company.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Trustees and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1998 fiscal year, all filing requirements applicable to its executive officers, Trustees and greater than 10% shareholders were met.


                                   AUDITORS

     The Company is not required to submit the selection of its auditor to a vote of shareholders. The Company's independent auditor since its organization in 1986 has been Ernst & Young LLP or its predecessors.

     A representative of Ernst & Young LLP is expected to be present at the Meeting, with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from shareholders who are present at the Meeting.

                             SHAREHOLDER PROPOSALS

     The Company's 2000 Annual Meeting of Shareholders is presently expected to be held on or about May 9, 2000. Proposals of shareholders intended to be presented at the 2000 Annual Meeting and nominations for Trustee must be received not later than March 2, 2000 and not earlier than January 12, 2000 for inclusion in the Company's proxy statement and proxy for that meeting.

     The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by the Board, of candidates for election as Trustees (the "Nomination Procedure"). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board of Trustees, or by a shareholder of record on the date of the giving of the notice described below and on the record date for the determination of shareholders entitled to vote upon such nomination who has given timely prior written notice to the Secretary of the Company prior to the meeting at which Trustees are to be elected, will be eligible for election as Trustees. To be timely, notice of a shareholder's nominee in the case of an annual meeting must be received by the Company not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., not later than March 2, 2000, nor earlier than January 12, 2000, with respect to the 2000 Annual Meeting of Shareholders).


                                 OTHER MATTERS

     As of this time, the Board of Trustees knows of no other matters to be brought before the Meeting. However, if other matters properly come before the Meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their discretion as to such matters.

                                        By Order of the Board of Trustees


                                        DAVID J. HEGARTY, Secretary

Newton, Massachusetts

March 31, 1999
















                                                                      HLRCM-PS99

                              HRPT PROPERTIES TRUST
                 400 Centre Street, Newton, Massachusetts 02458

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of HRPT Properties Trust, a Maryland real estate investment trust (the "Company"), hereby appoints DAVID J. HEGARTY, GERARD M. MARTIN and BARRY M. PORTNOY, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at State Street Bank and Trust Company, 225 Franklin Street, 33rd Floor, Boston, Massachusetts on Tuesday, May 11, 1999 at 9:30 a.m., and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for trustee and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.


--------------------------------------------------------------------------------
PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                DO YOU HAVE ANY COMMENTS?


-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

-------------------------------------    ---------------------------------------

|X|  PLEASE MARK VOTES
     AS IN THIS EXAMPLE


----------------------------------------------------------
                  HRPT PROPERTIES TRUST                      1. Election of Trustees in Group I:    For All      With-    For All
----------------------------------------------------------                                          Nominees     hold      Except

                                                                       Bruce M. Gans, M.D.            [ ]         [ ]        [ ]
                                                                       Barry M. Portnoy


                                                                If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

RECORD DATE SHARES:

                                                             2. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

                                             -----------
Please be sure to sign and date this Proxy.    Date
---------------------------------------------------------        Mark box at right if an address change or comment has been    [ ]
                                                                 noted on the reverse side of this card.
--------------------------------------------------------
    Shareholder sign here            Co-owner sign here


DETACH CARD                                                                                                              DETACH CARD
